BLACKROCK Global SmallCap Fund, Inc.

FILE #811-07171

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/18/2006	WESTERN REFINING, INC.	22,500,000	87,400	Banc of America Securities, Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc, Merrill Lynch, Pierce, Fenner & Smith Incorporated
1/20/2006	DESARROLLADORA HOMEX	40,491,106	24,800	Citigroup Global Markets Merrill Lynch Morgan Stanley
1/25/2006	CHIPOTLE	7,878,788	10,900

Morgan Stanley & Co. Inc., SG Cowen & Co., LLC, Banc of Amierca Securities LLC, Citigroup Global Marekts Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., A.G. Edwards & Sons, Inc., RBC Capital Markets Corporation, SunTrust Capital Markets, Inc., Wachovia Capital Markets, LLC

2/10/2006	QINETIQ GROUP PLC	308,756,269	534,100	Credit Suisse JP Morgan Merrill Lynch International
3/23/2006	BIOMARIN	9,000,000	76,100	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cowen & Co., LLC, Leerink Swann & Company, Pacific Growth Equities, LLC, Rodman & Renshaw, LLC
4/28/2006	LABOPHARM	11,000,000	212,300	MERRILL LYNCH BANC OF AMERICAN CANACCORD CAPITAL LEERINK SWANN ORION SECURITIES DUNDEE SECURITIES WESTWIND PARTNERS

BLACKROCK Global SmallCap Fund, Inc.

FILE #811-07171

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
7/19/2006	ASHFORD HOSPITALITY TRUST	13,000,000	546,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Inc., Friedman, Billings, Ramsey & Co. Inc., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Stifel, Nicolaus & Company, Inc., JMP Securities LLC, Calyon Securities (USA) Inc.,

Cowen & Co., LLC, Leerink Swann & Company, Pacific Growth Equities, LLC, Rodman & Renshaw, LLC